UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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AEVA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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This proxy statement supplement dated December 6, 2023 (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) filed by Aeva Technologies, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on November 30, 2023 and made available to the Company’s stockholders in connection with the solicitation of proxies by the Board of Directors of the Company for the annual meeting of stockholders (the “Annual Meeting”) of the Company to be held on December 18, 2023 at 10:00 am (Pacific Time).

As previously disclosed in the Company’s Proxy Statement, on November 27, 2023, a complaint was filed in the Delaware Court of Chancery by a purported stockholder against the Company and its directors, captioned Wallace v. Salehian et al., C.A. No. 2023-1187 (Del. Ch.). The complaint asserts claims including breach of fiduciary duty with respect to Proposal 4 and demands further disclosure with respect to Proposal 4.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with all applicable law and denies the allegations in the complaint, in order to avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, the Company has determined to voluntarily supplement certain disclosures in the Proxy Statement related to plaintiff’s claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations that any additional disclosure was or is required or material.

The Supplemental Disclosures should be read in conjunction with the Proxy Statement. To the extent defined terms are used but not defined herein, they have the meanings set forth in the Proxy Statement.

SUPPLEMENTAL DISCLOSURES

The disclosure in Proposal 4: Approval of Certain Security Issuances for Purposes of Complying with the NYSE Rules beginning on page 23 is hereby amended and supplemented as follows:

Background of the Transaction

On a regular basis, the Board, together with the Company’s management team, reviews and assesses the Company’s performance, future growth prospects, business strategies, opportunities, competitive position and challenges as part of its evaluation of the Company’s prospects and strategies for enhancing stockholder value. These discussions have included, among other things, evaluating potential financing transactions.

The transaction and the terms of the Facility Agreement are the result of negotiations conducted among representatives of the Company, Sylebra and their respective advisors. The following is a summary of the principal events, meetings, negotiations and actions among the parties leading to the execution and public announcement of the Facility Agreement. When referenced in this section, the Board refers to all directors of the Board other than Chris Eberle. Mr. Eberle was excluded from any Board meeting discussions of the financing options described herein, including the financing transaction between Sylebra and the Company, due to Mr. Eberle’s relationship with Sylebra.

In March 2023, the Company’s management and Sylebra had preliminary discussions regarding the fact that potential access to additional capital on an as-needed basis could help strengthen the Company’s position toward winning new customers in automotive and industrial sectors. Sylebra indicated a potential interest in making new investments into the Company to help support the Company and strengthen its position within the automotive and industrial markets.

Over subsequent weeks, in March and April 2023, the Company’s management and representatives of Sylebra had preliminary and high-level discussions about the Company’s interest to obtain additional capital on an as-needed basis to help the Company strengthen its position with prospective customers, and Sylebra’s ability and interest to provide such financing.

In May 2023, the management team preliminarily spoke with a select number of investment banks about their experience, expertise and interest in assisting the Company as financial advisor for a potential financing transaction. The Company received materials and interest from two investment banks. On May 31, 2023, management recommended to the Board that the Company engage Oppenheimer & Co. Inc. (“Oppenheimer”) as the Company’s financial advisor in connection with the evaluation of any financing transaction.

On May 31, 2023, the Board held a meeting to review the Company’s market position and business outlook, which included a discussion of additional funding to potentially provide more certainty to customers and investors and strengthen the Company’s position in the market. Oppenheimer preliminarily presented certain financing options for the Company to consider, including a PIPE, equity line of credit and/or debt financing. Oppenheimer also reviewed general market conditions and recent comparable market transactions. Oppenheimer also presented its qualifications to serve as financial advisor for a financing transaction having not been engaged by the Company previously. Following this presentation and after Oppenheimer left the meeting, the Board authorized the Company’s management team to negotiate an engagement letter with Oppenheimer on the terms discussed at the meeting.

On June 8, 2023, the Company and Oppenheimer entered into a letter agreement (the “Letter Agreement”) whereby the Company engaged Oppenheimer to serve as (i) the sole placement agent for one or more private placements (each, a “Placement”) of the Company’s common stock, preferred stock, convertible or non-convertible preferred stock, convertible or non-convertible debt, and/or warrants (the “Securities”) and (ii) financial advisor to the Company in connection with a proposed entry into an equity line of credit (the “Equity Line” and with the Placements, each a “Transaction”). The Letter Agreement provides that the Company will pay Oppenheimer $750,000 for the first Transaction in which the Company raises gross proceeds up to $50 million or $750,000 plus 1.75% of gross proceeds raised in excess of $50 million (the “Initial Fee”). Thereafter, the Company will pay Oppenheimer an amount equal to 1.75% of the gross proceeds raised in any additional Transaction with a maximum fee amount (exclusive of the Initial Fee) of $2,500,000 (the “Additional Fees” and together with the Initial Fee, the “Fee”). If the Company raises more than $200 million in aggregate proceeds from all Transactions, the $2,500,000 maximum fee shall be disregarded and the Company shall pay to Oppenheimer Additional Fees equal to 1.75% of the gross proceeds raised in excess of $200 million (in addition to the Initial Fee and $2,500,000 of Additional Fees already payable).

From June 1, 2023 to June 8, 2023, the Company negotiated the terms of its engagement letter with Oppenheimer and, following approval by the Board, signed such engagement letter on June 8, 2023.

On June 10, 2023, the Company’s management introduced representatives of Sylebra to Oppenheimer and requested Sylebra engage with Oppenheimer regarding Sylebra’s proposed terms for a potential financing.

On June 12, 2023, Sylebra provided a term sheet to the Company and Oppenheimer for a convertible preferred stock equity facility for up to $150 million (“Preferred Facility”). The Preferred Facility is similar to a common equity line of credit in that it provides a company the right to sell up to a specified dollar amount of stock to an investor from time to time during an agreed-upon period. However, the Preferred Facility would allow the Company to draw down capital in the form of convertible preferred stock in much larger increments (i.e., $25-50 million at a time) compared to a common equity line of credit in which drawdowns are typically in the form of common stock and limited in size based on the company’s trading volume.

On June 17, 2023, the Board met to review the proposed term sheet. A representative of Simpson Thacher & Bartlett LLP (“Simpson”), outside counsel to the Company; and representatives of Oppenheimer were also in attendance. A representative of Oppenheimer summarized the term sheet presented by Sylebra and discussed potential alternative terms. Oppenheimer also reviewed the terms of comparable public company financing transactions over the last 10 months. A representative of Simpson reviewed the related party nature of the transaction and advised on the process for evaluating such a transaction, including review by an independent committee of the Board. The Board was determined that the Company’s Audit Committee, comprised solely of independent Board members not affiliated with Sylebra, would review the terms of any transaction with Sylebra and make a recommendation to the Board regarding the advisability of such a transaction before it were to proceeding therewith. The Board also discussed having Oppenheimer conduct a “market check” regarding available financing options available to the Company, and the Board asked Oppenheimer to explore other financing options available to the Company. The Board determined to advance negotiations with Sylebra in parallel, and to reconvene the meeting on June 19, 2023 for further deliberation.

On June 19, 2023, the Board, along with a representative of Simpson reconvened to further discuss Sylebra’s proposed term sheet. Following a discussion of the Company’s key strategic initiatives and long-term financing requirements, the macro-economic environment in general, and the state of the capital markets, the Board authorized and instructed the Company’s management team to continue discussions with Sylebra regarding a potential financing.

Between June 20, 2023 and July 31, 2023, representatives of the Company and Sylebra, along with representatives of Simpson; Nixon Peabody LLP (“NP”), counsel to Sylebra; and Oppenheimer negotiated the terms of a potential financing.

On June 21, 2023, Sylebra amended its Schedule 13D disclosing that it was exploring “proposals to (i) make additional investments in common stock of the Issuer and (ii) make investment in newly issued convertible preferred stock of the Issuer having limited voting rights” and discussing such potential transactions with Oppenheimer on behalf of the Company.

On August 3, 2023, the Board met, with representatives of Oppenheimer and Simpson in attendance, to discuss the revised terms of the potential financing with Sylebra. Oppenheimer also presented information about its market outreach to four potential investors for financing alternatives available to the Company. As a result of such outreach, Oppenheimer had received two term sheets for common equity lines of credit, one with a commitment amount of $50 million and the other with a commitment amount of $80 million. Each of these term sheets required certain Company trading volumes in order to access capital, which Oppenheimer advised could significantly limit the amount the Company was ultimately able to access. Oppenheimer also presented information on recent preferred financings comparable to the proposed Sylebra transaction, recent common stock offerings and other financing transactions by similarly sized technology companies. The Board discussed the Company’s business objectives for the financing, anticipated capital needs and pipeline for customer engagements. The Board also considered and discussed pros and cons of structuring the potential financing to include a common stock investment and determined to further explore such a structure. The Board determined that it needed more information in order to make a determination as to whether the terms presented by Sylebra were the most favorable terms available to the Company and instructed Oppenheimer to engage in additional market outreach to potential investors to test the market.

From August 4, 2023 to August 22, 2023, Oppenheimer discussed a potential financing with an additional four potential investors to gauge market interest in a transaction with the Company. In addition, the Company and Sylebra along with representatives of their respective counsel and Oppenheimer continued to negotiate the terms of a proposed financing. During this time period, the Company participated in diligence calls with several potential investors.

On August 23, 2023, the Board met, with representatives of Simpson and Oppenheimer in attendance. The Company’s management summarized the updated negotiated terms with Sylebra, including the addition of an approximately $30 million common stock and warrant PIPE financing with Sylebra and one additional investor who had expressed inbound interest to the Company for up to $7 million. The PIPE would involve the sale of common stock at market and a warrant equal to 25% of the financing. Sylebra’s investment in the PIPE would reduce the Preferred Facility to $125 million and any amounts purchased by Sylebra would not exceed 19.9% of the outstanding common stock of the Company. Oppenheimer also presented information about its outreach to the four additional investors, including receipt of an additional term sheet for a $50 million common equity line of credit and three convertible preferred/note financing proposals with a maximum guaranteed funding amount of $35 million. Oppenheimer estimated it could take the Company up to three to four and one-half months to access $30 million under the common equity lines of credit assuming the line were able to sell the maximum amounts daily, which was also uncertain. Oppenheimer also presented information about two equity transactions that had been completed since the August 3, 2023 discussion, noting that they involved companies with larger equity market values and trading profiles than Company. Oppenheimer discussed the continued market decline in financing transactions and available capital for small cap companies. Oppenheimer expressed the transaction as presented represented attractive terms compared to other available financing options, in light of market conditions and other factors, that provided certainty of capital which can be well perceived by the market. The Board authorized management to negotiate transaction documents with Sylebra and the additional investor.

From August 24, 2023 to October 8, 2023, the Company, Sylebra, Simpson and NP negotiated the transaction documents.

On September 21, 2023, the Company received notice from the NYSE that is was not in compliance with the NYSE’s continued listing standards as the average closing price of the Company’s common stock during the applicable period was less than $1.00. The Company disclosed its receipt of this notice on September 22, 2023.

On October 9, 2023, Sylebra discussed with the Company new transaction terms in light of the NYSE delisting notice and decline in the Company’s stock price. The Company’s stock price decreased from $1.04 on August 23, 2023 to $0.73 on October 6, 2023.

On October 9, 2023, Sylebra provided a revised term sheet reflecting proposed new transaction terms, including an increase in the Preferred Facility cash facility fee and the addition of a common stock warrant as part of the Preferred Facility fee (“Preferred Warrant”). Sylebra proposed removing the warrant from the PIPE transaction.

From October 9, 2023 to October 13, 2023, the Company continued negotiating with Sylebra regarding the new proposed transaction terms, including the size of the Preferred Facility cash fee and the number of shares issuable for the Preferred Warrant. Sylebra indicated they were unwilling to move forward with the financing transaction if the facility fee was not increased and a warrant was not issued as part of the facility fee. Through the course of these discussions, Sylebra agreed to reduce the number of shares under the Preferred Facility but would not agree to remove the Preferred Warrant entirely.

On October 15, 2023, the Board met, with representatives of Simpson and Oppenheimer in attendance, to discuss the new financing terms proposed by Sylebra. Oppenheimer presented information about the further deterioration in the financing environment for small cap companies. A discussion on the Israel-

Hamas conflict which transpired days prior and its impact on financing conditions was also had. The Board further discussed the potential need to raise additional capital to support within 12-24 months depending on business conditions as well as the potential benefit that the access to capital would have on the Company’s ability to win new customer engagements. The Board noted that access to capital may provide the Company with a competitive advantage as a number of its competitors were in need of capital and seemingly unable to raise financing. The Board authorized management to continue negotiating with Sylebra to obtain the best terms available to the Company.

From October 14, 2023 to October 24, 2023, transaction documents were further negotiated.

The Company’s stock price declined further from $0.75 on October 17, 2023 to $0.58 on October 24, 2023.

On October 24, 2023, the Board met, with representatives of Simpson and Oppenheimer in attendance. A representative of Simpson summarized the transaction documents for the proposed financing transactions. Oppenheimer reiterated that based on its work to date and market conditions that that the financing alternatives available to the Company were limited, particularly with respect to access to capital in the size contemplated. It was noted that the Preferred Facility provided the Company flexibility to access capital when and if necessary. The Board adjourned the meeting after this presentation, deferring approval of the transaction.

Also on October 24, 2023, a meeting of the independent Audit Committee convened with a representative of Simpson in attendance. The Audit Committee reviewed the terms of the proposed transactions, the information presented by Oppenheimer at the Board meeting in which all Audit Committee members were in attendance and the terms of the Preferred Facility. The Audit Committee also considered the general market conditions, business opportunities, the Company’s need for additional capital in the future and alternative sources of capital that the Company may be able to access within 12-24 months depending on business conditions. The Audit Committee discussed both the size and composition of the facility fee and noted that Sylebra would not proceed with any financing without the inclusion of such fee. In light of these factors, the Audit Committee approved and recommended to the Board for approval the Preferred Facility and PIPE Transaction so long as both transactions were completed simultaneously.

From October 24, 2023 to November 3, 2023, the Company, Sylebra, Simpson and NP worked towards finalizing the transactions.

On November 6, 2023, the Board met with representatives of Simpson to review the final transaction terms and documents. The Board noted the lack of improvement in market conditions as well as any viable financing options available to the Company in a size necessary to meet its business objectives. Following extensive discussion, the Board, among other matters, unanimously determined that it was in the best interest of the Company and its stockholders, and declared it advisable, to enter into the transaction documents and consummate the transactions contemplated thereby.

On November 8, 2023, the Company entered into the transaction agreements. Thereafter, the Company issued a press release and filed a Form 8-K publicly announcing the PIPE and Preferred Facility.

Reasons for the Transaction

In the course of reaching its determination and recommendation, the Board consulted with the Company’s management, Simpson and Oppenheimer. The Board considered a number of factors, including those below (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) approval of the execution and delivery of the Preferred Facility Agreement by the

Company, the performance by the Company of its covenants and other obligations under the Preferred Facility Agreement; and (ii) resolution to recommend that the Company’s Stockholders approve for the purposes of complying with NYSE Listing Rule 312.03(b)(i), the issuance of Series A, shares of the Facility Preferred Stock and the Sylebra Warrants, as well as the issuance of the shares of common stock issuable upon the exercise or conversion, as applicable, of the Sylebra Warrants and Facility Preferred Stock, in each case, to certain entities affiliated with Sylebra and to the extent such NYSE Rule is deemed to apply to such transaction:

•	The Preferred Facility would allow access to capital up to $125 million and no other source of capital access was available of this size;

•	Access to capital would strengthen the Company’s position, support its growth plans and would be beneficial in the Company’s ability to win new customers;

•

Uncertainty in the general economic market and geopolitical conflict is expected to cause challenges for companies looking to access capital on favorable terms, particularly in the next 12 to 24 months;

•	The expectation that the Company is likely to need to raise capital in 12-24 months depending on business conditions;

•	The Company has yet to have significant revenue and its ability to achieve revenue in the future is not certain;

•

The fees payable to secure the Preferred Facility represented less than 3% of the total capital committed under the Preferred Facility, which is consistent with fees associated with a traditional bank line of credit and less than the stock price discount that could be expected in a common stock offering by the Company;

•	A traditional bank line of credit would have carried an interest rate in the double digits while any Preferred Shares issued under the Preferred Facility would have an dividend coupon of 7%;

•	The exercise price of the Series A Warrant is $1.00, which was a premium to $0.58, the closing price of the Company’s common stock on the day of signing;

•	The lack of restrictive financial covenants contained in the Preferred Facility, which would have been a requirement of a traditional bank line of credit;

•	The Company was not required to draw on the Preferred Facility and could use the Preferred Facility when and if necessary;

•	The advice received from Oppenheimer during the course of the transaction about market conditions, in general, and the financing alternatives available to the Company, in particular;

•

The fact that any Preferred Shares would not be voting securities and no securities issued or to be issued in the Preferred Facility would be convertible or exercisable if such conversion or exercise would result in the holder owning greater than 19.9% of the outstanding common stock, such ownership limit impacting Sylebra’s ability to control the Company; and

•

The standstill provisions in the Letter Agreement, dated as of September 27, 2022, by and between the Company and Sylebra would remain in effect with the ownership limitation only being increased to 19.9% from 15%.